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                                                                      EXHIBIT 99

[Columbia/HCA Healthcare Corporation Logo appears here]

                                                                NEWS
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                                                           FOR IMMEDIATE RELEASE

INVESTOR CONTACT:                                           MEDIA CONTACT:
Victor L. Campbell                                          Lindy B. Richardson
615-320-2053                                                615-320-2166

                    COLUMBIA ANNOUNCES 3-FOR-2 STOCK SPLIT

        NASHVILLE, Tenn., Sept. 12, 1996- Columbia/HCA Healthcare Corporation (NYSE: COL) today announced declaration of a 3-for-2 stock split in the form of a stock dividend. The Company's cash dividend rate will be adjusted to reflect the stock split.

        Stockholders of record at the close of business on October 1, 1996, will be issued one additional share of common stock for each two shares owned as of that date. A cash payment will be made in lieu of a fractional share based upon the closing price of the common stock on October 1, 1996. New shares will be mailed on October 15, 1996. The Company currently has approximately 447,000,000 shares of common stock outstanding.

        Richard L. Scott, Columbia's Chairman, President and CEO, said, "The split will adjust the price per share of Columbia stock to a level that may be more appealing to certain individual investors."

        Columbia's next quarterly dividend, which is payable December 1, 1996, to record holders as of November 1, 1996, will be adjusted to $.02 per share (from $.03 per share) on the increased number of shares resulting from the stock split.

        Approximately 16% of the Company's common stock (including stock options) is owned by employees. Last year, 40,000 employees invested over $45 million in Columbia's common stock through the Company's employee stock purchase plan. Over 14,000 employees currently hold options to purchase shares of the common stock.

        Columbia is the largest provider of healthcare services in the nation with 345 hospitals, 135 outpatient surgery centers, 500 home health locations and extensive outpatient and ancillary services in 37 states, the United Kingdom and Switzerland. By building comprehensive networks of healthcare services in local markets, Columbia integrates various services and delivers patient care with maximum efficiency. Columbia ranked 14th in the Fortune Magazine 1995 list of fastest growing companies.

        For more information on Columbia locations visit the Columbia home page at http://www.columbia.net, or call 1-800-COLUMBIA.